EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of the 1st day of February, 2021, between Long Term Care Operations 360, Inc., a Nevada corporation ("LTCO"), and Sameer Shah ("Employee").

1. Employment. LTCO hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth. Employee’s employment shall be as an employee at will, and LTCO and Employee shall both have the right to terminate Employee’s employment at any time, with or without cause. The at-will relationship remains in full force and effect notwithstanding any statements or promises to the contrary made by LTCO employees or set forth in any documents. This Agreement shall terminate as of the earlier of the following dates: (a) the death of Employee; or (b) shall automatically terminate on June 31, 2022.

2. Compensation. For services rendered by Employee under this Agreement, cash will be given on a monthly basis of $20,834. During the term of his employment, Employee shall also be entitled to participate in employee benefit plans or programs to the extent that his position, tenure, salary, age, health, and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. In the event that the Company does not have sufficient financial resources to pay said compensation the Company at its election by the Board of Directors may defer up to forty percent (40%) of the monthly compensation or $7,500 leaving the employee a monthly salary of $12,500.

3. Duties. Employee will perform duty as Chief Executive Officer. Employee will also be subject at all times to the policies set by the Board of Directors of LTCO.

4. Confidentiality.

a. Employee acknowledges that the following items and information used in the business of LTCO are secret, confidential, unique, and valuable and were developed by LTCO at great cost and over a long period: (i) the whole or any portion or phase of any proprietary scientific, technical, and technological information, design, process, source code, software, procedure, formula, and improvement developed or used by LTCO; (ii) business strategies, business plans, reports, nonpublic financial statements and projections, and statistical information of LTCO; (iii) marketing and sales information and plans of LTCO; (iv) pricing policies of LTCO; (v) the identity of current and prospective clients of LTCO, including current and future lists of clients and prospective clients of LTCO; (vi) the terms of agreements and relationships with suppliers and clients of LTCO; (vii) other customer information of LTCO; and (viii) any other information designated as “confidential,” regardless of the form of such information or the manner in which it is conveyed (collectively, the "Confidential Information”). Employee will not use the Confidential Information for uses not authorized by LTCO, and Employee will consider the Confidential Information to be confidential and secret and will not disclose any of such Confidential Information to anyone other than those employees and advisors of LTCO who have a need to know such Confidential Information, and who are specifically instructed of the confidential nature of such Confidential Information and of their obligation to maintain confidentiality.

b. Upon the earlier of the termination of Employee’s employment by LTCO or a request by LTCO for the return of documents, disks, tapes, and other things containing such Confidential Information, Employee shall return to LTCO all documents and such other things containing any of the Confidential Information received from LTCO and shall make no further use of the Confidential Information for any purpose.

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5. Inventions.

a. Employee may, during his employment, make, develop, or conceive inventions, discoveries, concepts, works of authorship, ideas, information and improvements, either patentable, copyrightable, or not, which relate to or are useful in the business or activities in which LTCO is or may become engaged, and which may or may not also constitute Confidential Information ("Inventions").

b. Employee agrees to disclose promptly to the executive officers of LTCO, any Inventions that he may make, develop, or conceive during the period of his employment by LTCO. All such Inventions shall be and remain the property of LTCO as a “work made for hire.” To the extent that any of such Inventions are deemed not to be works made for hire, Employee hereby assigns (and agrees to assign) to LTCO all Employee’s right, title, and interest in such Inventions and to execute all patent applications, copyright applications, assignments, and other documents, and to take all other steps necessary, to vest in LTCO the entire right, title, and interest in and to those Inventions and in and to any patents or copyrights obtainable therefor in the United States and foreign countries.

c. It is understood and agreed that LTCO shall have the royalty-free right to use, or to adapt and to develop in any way all Inventions conceived or made by Employee, whether or not patentable or copyrightable, including but not limited to processes, source code, software, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, or not to use them at all should it so choose.

d. Employee will not assert any rights to any inventions, discoveries, concepts, works of authorship, ideas, or improvements thereof or know-how related thereto, as having been made or acquired by Employee prior to being employed by LTCO or as not otherwise covered by the terms of this Agreement.

6. Noncompetition.

a. If Employee’s employment with LTCO is terminated by him or by LTCO for any reason, Employee agrees that for a period of two years from the date of termination, Employee will not, within the geographic area within which LTCO sells its products (the “Geographic Area”), directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venture, agent, equity owner or in any capacity whatsoever, (i) engage in any business whose business is competitive with, the same as, or similar to LTCO’s business (a “Competing Business”) in the Geographic Area, (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee of LTCO, (iii) induce or attempt to induce any client or customer of LTCO to cease doing business with LTCO, or (iv) solicit sales from, market, or sell any products or services to any of LTCO’ clients or customers, unless such action, transaction, or arrangement is not in any way competitive with the products or services actually provided by LTCO to any such client or customer.

b. During the term of the noncompetition covenant of Subsection 6(a), the Employee will not use the Employee’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 6(b) shall be in addition to and not be construed as a limitation upon the covenants in Section 6(a) hereof.

c. As used in this Section 6, “LTCO” shall include LTCO and any of its direct or indirect subsidiaries or affiliates.

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7. Enforcement. Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration and other restrictions set forth in Sections 4, 5, and 6 of this Agreement are reasonable and essential for the protection of the proprietary rights and the other legitimate business interests of LTCO.:

(2) Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void.

Employee also agrees that upon any violation of such restrictions, LTCO would suffer immediate and irreparable injury which could not be remedied in an action at law. Employee therefore agrees that upon the breach or threatened breach of such provisions by Employee, LTCO shall have the right, in addition to any other remedy at law or equity, to obtain an immediate temporary restraining order, preliminary injunction, or other form of appropriate equitable relief.

8. Indemnification. LTCO hereby agrees to indemnify and hold harmless the employee from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which it is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as consultant has not committed intentional or willful misconduct, in connection with the services which form the basis of the claim for indemnification. LTCO further agrees that the employee shall incur no liability on account of this agreement or any acts or omissions arising out of or relating to this agreement except for such intentional or willful misconduct. This paragraph shall survive the expiration or termination of this agreement. Further, the employee is not liable for any actions taken by others or outside the scope of this services agreement nor future actions of the company or related parties not in control of the employee at the time.

9. Survival. The provisions of Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

10. Choice of Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Nevada.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Long Term Care Operations 360, Inc.,
a Nevada corporation

By:	/s/ Wooiyi Yin
Wooyi Yin, Chief Operating Officer

Employee:

/s/ Sameer Shah
Sameer Shah, Chief Executive Officer

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